Exhibit 99.1

Company contact:	Investor contact:
Paul Schneider	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Rx Communications Group
858-623-5665 X125	(917) 322-2569
pschneider@torreypinestherapeutics.com	rchiger@rxir.com

TorreyPines Therapeutics Enters into Agreement to

Reduce Royalty Rates and Delay Clinical Milestone Payments

Due to Eli Lilly for NGX426 and Tezampanel

LA JOLLA, CA, November 25, 2008 – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced that it has purchased from Eli Lilly & Company a reduction in certain royalty amounts that may become payable to Eli Lilly on net sales of TorreyPines’ clinical-stage compounds NGX426 and tezampanel, should either or both gain regulatory approval. Specifically, the top tier royalty rate will be reduced three percentage points and the middle tier royalty rate will be reduced one half percentage point. The bottom tier royalty rate will remain unchanged. In addition, certain milestone payments due to Eli Lilly related to the clinical development of NGX426 will be delayed from what was originally agreed. In exchange for the royalty rate reduction and change in milestone payment timing, TorreyPines issued to Eli Lilly two hundred thousand shares of TorreyPines Common Stock at fair market value. TorreyPines originally licensed NGX426 and tezampanel from Eli Lilly in April 2003.

“This agreement with Eli Lilly is another important part of our 2008 strategic plan to strengthen the company and build stockholder value,” said Ev Graham, Chief Executive Officer of TorreyPines. “We believe the royalty rate reduction and delay in certain clinical milestone payments for NGX426 will further enhance the commercial value of NGX426 and tezampanel.”

About TorreyPines Therapeutics, Inc.

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates each capable of treating a number of acute and chronic diseases and disorders such as migraine, chronic pain, muscle spasticity, xerostomia and cognitive disorders. The company is currently developing three product candidates: two ionotropic glutamate receptor antagonists and one muscarinic receptor agonist. Further information is available at www.torreypinestherapeutics.com.

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This press release contains forward-looking statements or predictions. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular there is no guarantee that tezampanel or NGX426 will reach additional clinical milestones, complete clinical testing, or ever be commercialized, that this amendment will build stockholder value or that this amendment will enhance the commercial value of tezampanel and NGX426. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2007 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

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